Exhibit 10.14

PERSONAL EMPLOYMENT AGREEMENT

This PERSONAL EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into this 31st day of January, 2017 by and between A.D. Integrity Applications Ltd. (P.C 51-315187-8), of 19 Ha’Yahalomim St., P.O. Box 12163, Ashdod, 7760049, Israel (the “Company”) and Sami Sassoun (I.D. No 023085756) of 74 Abarbanel St. Apt. 454, Israel 6608917 (the “CFO”).

WHEREAS the Company desires to engage CFO on a full time basis, and CFO agrees to be engaged by the Company; and

WHEREAS the parties desire to state the terms and conditions of CFO’s engagement by the Company, as set forth below.

NOW, THEREFORE, in consideration of the mutual premises, covenants and other agreements contained herein, the parties hereby agree as follows:

General

1.	Position.

1.1.	The CFO shall serve in the position described in Exhibit A attached hereto.

1.2.	In such position the CFO shall report regularly and shall be subject to the direction and control of the Company's CEO.

1.3.	The CFO shall have all of the powers, authorities, duties and responsibilities usually incident to the position of a CFO of a corporation.

1.4.
The CFO hereby acknowledges that the performance of his employment with the Company may require working overtime. However, CFO acknowledges that he holds a senior position in the Company requiring a special degree of trust; accordingly, the provisions of The Work and Rest Hours Law, 5711-1951 (the “Rest Hours Law”), concerning separate and/or additional pay for overtime or for working weekends or on national holidays, shall not apply to this Agreement.

2.	Duties. The CFO shall:

2.1.	devote his entire working time, energy, talent, working knowledge, experience and best efforts to the business and affairs of the Company and to the performance of his duties hereunder.

2.2.	duly and faithfully perform and discharge his obligations under this Agreement.

2.3.	immediately and without delay inform the Company's CEO of any affairs and/or matters that might entail a conflict of interest with the Position and/or employment hereunder.

2.4.
not assume whether with or without consideration, any employment obligations unrelated to the Company (and/or any subsidiary and/or parent company of the Company) and not to be retained as a consultant, advisor or contractor (whether or not compensated therefor) to any other business.

2.5.
not receive, whether during the Term (as defined below) and/or at any time thereafter, any payment, benefit and/or other consideration, from any third party in connection with his employment with Company.

3.	Location. The CFO shall perform his duties hereunder at the Company's office in Ashdod, Israel, and he understands and agrees that his position may involve international travels.

4.
CFO's Representations and Warranties. The CFO represents and warrants that the execution and delivery of this Agreement and the fulfillment of its terms: (i) will not constitute a default under or conflict with any agreement or other instrument to which he is a party or by which he is bound; and (ii) do not require the consent of any person or entity.

Term of Employment

5.
Term. The CFO's employment with the Company shall commence on the date set forth in Exhibit A (the "Commencement Date"), and shall continue until it is terminated pursuant to the terms set forth herein.

6.	Termination at Will.

6.1.	Either party may terminate the employment relationship hereunder at any time, by giving the other party a prior written notice as set forth in Exhibit A (the "Notice Period").

6.2.
Notwithstanding the foregoing, the Company is entitled to terminate this Agreement with immediate effect upon a written notice to the CFO and to pay the CFO an amount equal to the Salary (as defined below) and the financial value of the other benefits the CFO is entitled to receive under the Agreement during the Notice Period, in lieu of such prior notice.

6.3.
The Company and CFO agree and acknowledge that the Company’s Severance Contribution to the Pension Insurance Scheme in accordance with Section 10 below, shall, provided contribution is made in full, be instead of severance payment to which the CFO (or his beneficiaries) shall be entitled with respect to the Salary upon which such contributions were made and for the period in which they were made (the “Exempt Salary”), pursuant to Section 14 of the Severance Pay Law 5723 – 1963 (the “Severance Law”). The parties hereby adopt the General Approval of the Minister of Labor and Welfare, which is attached hereto as Exhibit B. The Company hereby forfeits any right it may have in the reimbursement of sums paid by Company into the Insurance Scheme, except: (i) in the event that CFO withdraws such sums from the Insurance Scheme, other than in the event of death, disability or retirement at the age of 60 or more; or (ii) upon the occurrence of any of the events provided for in Sections 16 and 17 of the Severance Law. Nothing in this Agreement shall derogate from the CFO’s rights to severance payment in accordance with the Severance Law or agreement or applicable ministerial order in connection with remuneration other than the Exempt Salary, to the extent such remuneration exists.

7.
Termination for Cause. The Company may immediately terminate the employment relationship for Cause, and such termination shall be effective as of the time of notice of the same. "Cause" shall mean termination under circumstances which deprive an employee of severance payment according to applicable law, including, but not limited to the breach of the confidentiality and non-competition provisions of this Agreement and/or breach of fiduciary duties.

8.
Notice Period; End of Relations. During the Notice Period and unless otherwise determined by the Company in a written notice to the severance, the employment relationship hereunder shall remain in full force and effect, the CFO shall be obligated to continue to discharge and perform all of his duties and obligations with Company, and the CFO shall cooperate with the Company and assist the Company with the integration into the Company of the person who will assume the CFO's responsibilities.

Salary and Additional Compensation; Pension/Insurance Scheme

9.
Salary. In consideration for the performance by CFO of all of his obligations hereunder, the CFO shall be entitled to receive from the Company a monthly gross salary in the amount set forth in Exhibit A (the “Salary”). Except as specifically set forth herein, the Salary includes any and all payments to which the CFO is entitled from the Company hereunder and under any applicable law, regulation or agreement. The Salary is to be paid to the CFO no later than by the 9th day of each calendar month after the month for which the Salary is paid, after deduction of applicable taxes and like payments.

10.	Insurance and Social Benefits. The Company will insure the CFO under one of the following Pension or Insurance schemes as will be selected by the CFO:

Pension Fund (the "Pension Scheme") - (i) the Company will pay an amount equal to 6% of the Salary towards a fund for Tagmulim; and (ii) the Company will pay an amount equal to 8 1/3% of the Salary towards a fund for severance compensation (the “Company’s Severance Contribution”). Similarly, the Company shall deduct an amount equals to 5.5% of the Salary and shall pay such amount in respect of the Tagmulim component of the Pension Scheme; or

"Manager's Insurance Scheme" (the "Insurance Scheme") - (i) the Company will pay an amount equal to 5% of the Salary towards a fund for Tagmulim; and (ii) the Company will pay an amount equal to 8 1/3% of the Salary towards a fund for severance compensation (the “Company’s Severance Contribution”). Similarly the Company shall deduct an amount equal to 5% of the Salary, and shall pay such amount in respect of the Tagmulim component of the Insurance Scheme. Additionally, the Company shall pay an amount equals up to 2.5% of the Salary for a fund for the event of loss of working ability ("Ovdan Kosher Avoda").

The above contributions and deductions are subject to applicable law and therefore may be adjusted accordingly.

All of the CFO's aforementioned contributions shall be transferred to the plans and funds by the Company by deducting such amounts from each monthly salary payment. The contributions set out above shall be made with respect to the total amount of the Salary notwithstanding the maximum amounts exempt from tax payment under applicable laws, provided that the CFO shall bear all tax liability associated therewith.

Additional Benefits

11.	Vacation. The CFO shall be entitled to the number of vacation days per year as set forth in Exhibit A, to be taken at times subject to the reasonable approval of the Company.

12.	Sick Leave; Recreation Pay. The CFO shall be entitled to that number of paid sick leave per year as set forth in Exhibit A, and also to Recreation Pay ("Dmei Havra'a") as set forth in Exhibit A.

13.
Stock Options. In the first anniversary day of the employment, the Company will cause INTEGRITY APPLICATIONS, INC. ("Integrity"), a Delaware corporation and parent of the Company, to grant the CFO options to purchase common stock of Integrity at an exercise price equals to US$ 4.5 per share, on a fully diluted basis (the "Options"). The Options shall be subject to the terms and conditions set forth in the stock option agreement executed between Integrity and CFO and pursuant to Integrity's 2010 Incentive Compensation Plan. The number of Options and vesting period will be determined by the board of Integrity.

14.
Company Car. the Company will provide the CFO with a car of make and model similar to what used to be called group 4 (as was defined by the tax authorities for "Shovi Shimush Be’Rechev"), pursuant to Company's discretion (the "Car"). The Car shall belong to or be leased by the Company for use by the CFO during the period of his employment with the Company. The Car will be returned to the Company by the CFO immediately after termination of the CFO's employment by the Company. The Company shall bear all the fixed and variable costs of the Car, including licenses, insurance, gasoline, regular maintenance and repairs. The Company shall not, at any time, bear the costs of any tickets, traffic offense or fines of any kind. The Company shall bear all the personal tax consequences of the allocation of a company car to the benefit ("Gilum Male"). However, any expenses, payments or other benefits that are made in connection with the Car shall not be regarded as part of the Salary, for any purpose or matter, and no social benefits or other payments shall be paid on its account.

15.
Mobile Phone. the Company shall provide the CFO a mobile phone, for use in connection with CFO's duties hereunder. The Company shall bear all expenses relating to the CFO’s use and maintenance of the phone attributed to the CFO under this subsection. The Company shall bear all the personal tax consequences of the allocation of the mobile phone to his benefit.

16.
Non-Competition. the CFO agrees and undertakes that he will not, so long as the Agreement is in effect and for a period of twelve (12) months following termination of the Agreement, for any reason whatsoever, directly or indirectly, in any capacity whatsoever, (i) engage in, become financially interested in, be employed by, or have any connection with any business or venture that is engaged in any activities competing with the activities of the Company and/or Integrity; (ii) employ or solicit employees or former employees of the Company and/or Integrity for the purposes of such activities; (iii) engage in business activities with third parties, including clients, suppliers, service providers, consultants and contractors, which at the time of termination of the Agreement or six (6) months earlier, were engaged in any form of relations, business or otherwise, with the Company and/or with Integrity. The CFO’s undertakings pursuant to this Section shall also remain in force after the termination of this agreement, without any limitation.

17.
Secrecy and Nondisclosure. the CFO undertakes to maintain absolute confidentiality and not to disclose nor convey to any person and/or entity whatsoever and not to use for his own purposes and/or for the purposes of others any commercial, technological or industrial information, trademarks, copyrights and other intellectual property relating to any business, operations or affairs of the Company and/or Integrity, including all information, whether written or oral, relating to the Company and/or Integrity, its products, customers, clients and business, commercial and technological secrets, or any other information the disclosure whereof is likely to result in damage to the Company and/or Integrity, or in an advantage to competitors, which reached or shall reach the CFO’s knowledge, whether directly or indirectly, whether in Israel or abroad, during the course and/or in consequence of, his engagement by the Company (together the “Confidential Information”). The CFO hereby undertakes to return, upon request, to the Company, all written materials, records, documents, computer software and/or hardware or any other material which belongs to the Company and/or Integrity and that might be in his possession, and if requested by the Company to do so, will execute a written statement confirming compliance with the above. The CFO’s undertakings pursuant to this Section shall also remain in force after the termination of this agreement, without any limitation.

Miscellaneous

18.
The laws of the State of Israel shall apply to this Agreement and the sole and exclusive place of jurisdiction in any matter arising out of or in connection with this Agreement shall be the Tel-Aviv-Yafo Regional Labor Court.

19.
The provisions of this Agreement are in lieu of the provisions of any collective bargaining agreement, and therefore, no collective bargaining agreement shall apply with respect to the relationship between the parties hereto (subject to the applicable provisions of the law).

20.
No failure, delay or forbearance of either party in exercising any power or right hereunder shall in any way restrict or diminish such party's rights and powers under this Agreement, or operate as a waiver of any breach or nonperformance by either party of any terms or conditions hereof.

21.
In the event it shall be determined under any applicable law that a certain provision set forth in this Agreement is invalid or unenforceable, such determination shall not affect the remaining provisions of this Agreement unless the business purpose of this Agreement is substantially frustrated thereby.

22.	The preface and exhibits to this Agreement constitute an integral and indivisible part hereof.

23.
This Agreement constitutes the entire understanding and agreement between the parties hereto, supersedes any and all prior discussions, agreements and correspondence with regard to the subject matter hereof, and may not be amended, modified or supplemented in any respect, except by a subsequent writing executed by both parties hereto.

24.
The CFO acknowledges and confirms that all the terms of his employment are personal and confidential, and undertake to keep such terms in confidence and refrain from disclosing such terms to any third party.

25.
All references to applicable laws are deemed to include all applicable and relevant laws and ordinances and all regulations and orders promulgated there under, unless the context otherwise requires. The parties agree that this Agreement constitutes, among others, notification in accordance with the Notice to Employees (Employment Terms) Law, 2002. Nothing in this agreement shall derogate from the CFO’s rights according to applicable laws.

26.	The Company will be bound by this Agreement subject to its authorization by all necessary corporate actions.

IN WITNESS WHEREOF the parties have signed this Agreement as of the date first hereinabove set forth.

______________________________ A.D. Integrity Applications Ltd.	______________________________ Sami Sassoun

Exhibit A

To the Personal Employment Agreement by and between
The Company and the CFO

Name & I.D. No:	Sami Sassoun, I.D. No 023085756
1. Position: Position in the Company:	Chief Financial Officer of the Company and of Integrity Applications, Inc. the parent of the Company
2. Under Direction of:	Chief Executive Officer
3. Commencement Date: Commencement Date:	February 1, 2017
4. Notice Period: Notice Period:	90 days
5. Rest Days:	Saturday
6. Salary: Salary:	NIS 30,000
7. Annual Vacation: Vacation Days Per Year:	20 days per year
8. Sick Days: Sick Leave Days Per Year:	Pursuant to applicable law, however paid in full from first day
9. Recreation Pay:	Pursuant to applicable law

Exhibit B

GENERAL APPROVAL REGARDING PAYMENTS BY EMPLOYERS
TO A PENSION FUND AND INSURANCE FUND IN LIEU OF SEVERANCE PAY
UNDER THE SEVERANCE PAY LAW, 5723-1963

By virtue of my power under Section 14 of the Severance Pay Law, 5723-1963 (hereinafter: the “Law”), I certify that payments made by an employer commencing from the date of the publication of this approval for the sake of his employee to a comprehensive pension provident fund that is not an insurance fund within the meaning set forth in the Income Tax Regulations (Rules for the Approval and Conduct of Provident Funds), 5724-1964 (hereinafter: the “Pension Fund”) or to managers’ insurance which includes the possibility to receive annuity payments under an insurance fund as aforesaid, (hereinafter: the “Insurance Fund”), including payments made by the employer by a combination of payments to a Pension Fund and an Insurance Fund (hereinafter: “Employer’s Payments”), shall be made in lieu of severance pay due to said employee with respect to the salary from which said payments were made and for the period they were paid (hereinafter: the “Exempt Salary”), provided that all the following conditions are fulfilled:

(1)	The Employer’s Payments –

(a)
to the Pension Fund are not less than 14 1/3% of the Exempt Salary or 12% of the Exempt Salary if the employer pays, for the sake of his employee, in addition thereto, payments to supplement severance pay to a severance pay provident fund or to an Insurance Fund in the employee’s name, in the amount of 2 1/3 % of the Exempt Salary. In the event that the employer has not paid the above mentioned 2 1/3% in addition to said 12%, his payments shall come in lieu of only 72% of the employee’s severance pay;

(b)	to the Insurance Fund are not less than one of the following:

(i)
13 1/3% of the Exempt Salary, provided that, in addition thereto, the employer pays, for the sake of his employee, payments to secure monthly income in the event of disability, in a plan approved by the Commissioner of the Capital Market, Insurance and Savings Department of the Ministry of Finance, in an amount equivalent to the lower of either an amount required to secure at least 75% of the Exempt Salary or in an amount of 2 1/2% of the Exempt Salary (hereinafter: “Disability Insurance Payment”);

(ii)
11% of the Exempt Salary, if the employer paid, in addition, the Disability Insurance Parent; and in such case, the Employer’s Payments shall come in lieu of only 72% of the employee’s severance pay. In the event that the employer has made payments in the employee’s name, in addition to the foregoing payments, to a severance pay provident fund or to an Insurance Fund in the employee’s name, to supplement severance pay in an amount of 2 1/3% of the Exempt Salary, the Employer’s Payments shall come in lieu of 100% of the employee’s severance pay.

(2)	No later than three months from the commencement of the Employer’s Payment, a written agreement was executed between the employer and the employee, which includes:

(a)
the employee’s consent to an arrangement pursuant to this approval, in an agreement specifying the Employer’s Payments, the Pension Fund and the Insurance Fund, as the case may be; said agreement shall also incorporate the text of this approval;

(b)
an advance waiver by the employer of any right which he may have to a refund of monies from his payments, except in cases in which the employee’s right to severance pay was denied by a final judgment pursuant to Sections 16 or 17 of the Law, and in such a case or in cases in which the employee withdrew monies from the Pension Fund or Insurance Fund, other than by reason of an entitling event; for these purposes an “Entitling Event” means death, disability or retirement at or after the age of 60.

(3)
This approval shall not derogate from the employee’s right to severance pay pursuant to any law, collective agreement, extension order or employment agreement with respect to compensation in excess of the Exempt Salary.

15th Sivan 5758 (June 9th, 1998).

Exhibit C

To the Personal Employment Agreement by and between
The Company and the Manager

Name of Manager:	Sami Sassoun
ID No. of Manager:	023085756

27.	General

Capitalized terms herein shall have the meanings ascribed to them in the Agreement to which this Exhibit is attached (the "Agreement"). For purposes of any undertaking of the Manager toward the Company, the term Company shall include any subsidiaries, parent companies and affiliates of the Company. The Manager's obligations and representations and the Company's rights under this Exhibit shall apply as of the Commencement Date, regardless of the date of execution of the Agreement.

28.	Confidentiality; Proprietary Information

28.1.
"Proprietary Information" means confidential and proprietary information concerning the business and financial activities of the Company, including, without limitation, patents, patent applications, trademarks, copyrights and other intellectual property, and information relating to the same, technologies and products (actual or planned), know how, inventions, research and development activities, inventions, trade secrets and industrial secrets, and also confidential commercial information such as investments, investors, employees, customers, suppliers, marketing plans, etc., all the above - whether documentary, written, oral or computer generated. Proprietary Information shall also include information of the same nature which the Company may obtain or receive from third parties.

28.2.
Proprietary Information shall be deemed to include any and all proprietary information disclosed by or on behalf of the Company and irrespective of form but excluding information that was known to Manager prior to Manager's association with the Company, as evidenced by written records or is or shall become part of the public knowledge except as a result of the breach of the Agreement or this Exhibit by Manager.

28.3.
Manager recognizes that the Company received and will receive confidential or proprietary information from third parties, subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. In connection with such duties, such information shall be deemed Proprietary Information hereunder, mutatis mutandis.

28.4.
Manager agrees that all Proprietary Information and other intellectual property and ownership rights in connection therewith shall be the sole property of the Company its subsidiaries, affiliates and their assignees. At all times, both during the employment relationship and after the termination of the engagement between the parties, Manager will keep in confidence and trust all Proprietary Information, and will not use or disclose any Proprietary Information or anything relating to it without the written consent of the Company or its subsidiaries or affiliates, except as may be necessary in the ordinary course of performing Manager's duties under the Agreement.

28.5.
Upon termination of Manager's employment with the Company or upon Company's first demand, Manager will promptly deliver to the Company all documents and materials of any nature pertaining to Manager's employment with the Company, and will not take with him any documents or materials or copies thereof containing any Proprietary Information.

28.6.	Manager's undertakings set forth in Section 1 through Section 6 shall remain in full force and effect after termination of the Agreement or any renewal thereof.

29.	Disclosure and Assignment of Inventions

29.1.
"Inventions" means any and all inventions, improvements, designs, concepts, techniques, methods, systems, processes, know how, computer software programs, databases, mask works and trade secrets, whether or not patentable, copyrightable or protectable as trade secrets; "Company Inventions" means any Inventions that are made or conceived or first reduced to practice or created by Manager, whether alone or jointly with others, during the period of Manager's employment with the Company, and which are: (i) developed using equipment, supplies, facilities or Proprietary Information of the Company, or (ii) result from work performed by Manager for the Company, or (iii) related to the field of business of the Company, or to current or anticipated research and development.

29.2.
Manager undertakes and covenants he will promptly disclose in confidence to the Company all Inventions deemed as Company Inventions. The Manager agrees and undertakes not to disclose to the Company any confidential information of any third party and, in the framework of his employment by the Company, not to make any use of any intellectual property rights of any third party.

29.3.
Manager hereby irrevocably transfers and assigns to the Company all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Company Invention, and any and all moral rights that he may have in or with respect to any Company Invention.

29.4.
Manager agrees to assist the Company, at the Company's expense, in every proper way to obtain for the Company and enforce patents, copyrights, mask work rights, and other legal protections for the Company Inventions in any and all countries. Manager will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. Such obligation shall continue beyond the termination of Manager's employment with the Company. Manager hereby irrevocably designates and appoints the Company and its authorized officers and agents as Manager's agent and attorney in fact, coupled with an interest to act for and on Manager's behalf and in Manager's stead to execute and file any document needed to apply for or prosecute any patent, copyright, trademark, trade secret, any applications regarding same or any other right or protection relating to any Proprietary Information (including Company Inventions), and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, trademarks, trade secrets or any other right or protection relating to any Proprietary Information (including Company Inventions), with the same legal force and effect as if executed by Manager himself.

30.	Non-Competition

30.1.
In consideration of Manager's terms of employment hereunder and in order to enable the Company to effectively protect its Proprietary Information, Manager agrees and undertakes that he will not, so long as the Agreement is in effect, and for a period of twelve (12) months following termination of the Agreement, for any reason whatsoever, directly or indirectly, in any capacity whatsoever, engage in, become financially interested in (not including having shareholdings of up to 1% of the issued and outstanding share capital of the relevant business), be employed by, or have any connection with any business or venture that is engaged in any activities competing with the activities of the Company in the territories of Israel and USA only (and the Manager shall be permitted to be engaged in any activity carried out in other countries even if such activity is similar to the Company’s fields of business).

30.2.
Manager agrees and undertakes that during the employment relationship and for a period of twelve (12) months following termination of this employment for whatever reason, Manager will not, directly or indirectly, including personally or in any business in which Manager may be an employee, officer, director or shareholder: (i) solicit for employment any person who is employed by the Company, or any person retained by the Company as a consultant, advisor or the like who is subject to an undertaking towards the Company to refrain from engagement in activities competing with the activities of the Company (for purposes hereof, a "Consultant"), or was retained as an employee or a Consultant during the six months preceding termination of Manager's employment with the Company, or (ii) solicit any client and/or any supplier of the Company or anyone who was a client and/or supplier of the Company during the six months preceding termination of Manager's employment with the Company.

31.	Reasonableness of Protective Covenants

31.1.
Insofar as the protective covenants set forth in this Exhibit are concerned, Manager specifically acknowledges, stipulates and agrees as follows: (i) the protective covenants are reasonable and necessary to protect the goodwill, property and Proprietary Information of the Company, and the operations and business of the Company; and (ii) the time duration of the protective covenants is reasonable and necessary to protect the goodwill and the operations and business of Company, and does not impose a greater restrain than is necessary to protect the goodwill or other business interests of the Company. Nevertheless, if any of the restrictions set forth in this Exhibit is found by a court having jurisdiction to be unreasonable or overly-broad as to geographic area, scope or time or to be otherwise unenforceable, the parties hereto intend for the restrictions set forth in this Exhibit to be reformed, modified and redefined by such court so as to be reasonable and enforceable and, as so modified by such court, to be fully enforced.

32.	Remedies for Breach

32.1.
Manager acknowledges that the legal remedies for breach of the provisions of this Exhibit may be found inadequate and therefore agrees that, in addition to all of the remedies available to Company in the event of a breach or a threatened breach of any of such provisions, the Company may also, in addition to any other remedies which may be available under applicable law, obtain temporary, preliminary and permanent injunctions against any and all such actions.

33.	Intent of Parties

33.1.
Manager recognizes and agrees: (i) that this Exhibit is necessary and essential to protect the business of Company and to realize and derive all the benefits, rights and expectations of conducting Company’s business; (ii) that the area and duration of the protective covenants contained herein are in all things reasonable; and (iii) that good and valuable consideration exists under the Agreement, for Manager's agreement to be bound by the provisions of this Exhibit.

IN WITNESS WHEREOF the Manager has signed this Agreement as of the date first hereinabove set forth.

_______________________
            Sami Sassoun